EXHIBIT 99.1
TAL INTERNATIONAL GROUP, INC. REPORTS THIRD QUARTER 2009 RESULTS
Purchase, New York, November 3, 2009 — TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the third quarter and nine months ended September 30, 2009.
Adjusted pre-tax income (1), excluding unrealized gains / losses on interest rate swaps, was $11.9 million in the third quarter of 2009, compared to $29.9 million in the third quarter of 2008. The Company focuses on adjusted pre-tax results since it considers unrealized gains / losses on interest rate swaps and gains on debt extinguishment to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of net operating loss carryovers and accelerated tax depreciation on its existing container fleet and expected future equipment purchases.
Leasing revenues for the third quarter of 2009 were $74.2 million compared to $80.4 million in the third quarter of 2008. Adjusted EBITDA (2), including principal payments on finance leases, was $66.0 million for the quarter versus $81.7 million in the prior year period.
Adjusted Net Income (3), excluding unrealized gains / losses on interest rate swaps, was $7.6 million for the third quarter of 2009, compared to $19.3 million in the third quarter of 2008. Adjusted Net Income per fully diluted common share was $0.25 in the third quarter of 2009, versus $0.59 per fully diluted common share in the third quarter of 2008.
Reported net income for the third quarter of 2009 was $3.2 million, versus net income of $14.5 million, in the third quarter of 2008. Net income per fully diluted common share was $0.10 for the third quarter of 2009, versus net income per fully diluted common share of $0.44 in the third quarter of 2008. The difference between Adjusted Net Income and the reported net income was primarily due to unrealized gains / losses on interest rate swaps. TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates matches the expected duration of TAL’s lease portfolio. TAL does not use hedge accounting for the swaps, so any change in the market value of TAL’s interest rate swap portfolio is reflected in reported income. During the third quarter of 2009, long-term interest rates decreased, resulting in a $6.9 million decrease in the market value of TAL’s swap contracts.
“While business conditions remain challenging due to the cumulative effects of the ongoing global recession, our business momentum over the last few months has improved” commented Brian M. Sondey, President and CEO of TAL International. “In the third quarter, improved global containerized trade volumes led to an increase in demand for leased containers as a number of our customers added container capacity back into their fleets after several quarters of aggressive fleet reductions. After falling steadily since the last quarter of 2008, our core utilization (excluding idle factory units) increased 1.7% in the third quarter of 2009 to reach 87.6% as of September 30. Our core utilization was 88.3% as of October 31. In addition, we have made good progress in raising new financing, and as of October 31, we had over $200 million of cash and unused borrowing capacity.”
“However, while our business momentum improved in the third quarter, our profitability continued to decrease. Despite the increase in our utilization during the third quarter, the average number of containers on-hire to customers decreased from the second quarter level, due to the ongoing reduction in the size of our container fleet and the fact that our utilization fell more quickly in the second quarter than it recovered in the third quarter. In addition, our third quarter results reflect additional rate discounts provided to customers to extend containers on lease. We also recorded lower fees associated with the redelivery of containers in the third quarter due to a decrease in drop-off volumes, and our disposal gains were further pressured by a $0.9 million loss resulting from placing high-cost equipment purchased in 2008 onto a finance lease.”
Adjusted pre-tax income (1), excluding gains on debt extinguishment and unrealized gains / losses on interest rate swaps, was $49.6 million in the first nine months of 2009, compared to $82.4 million in the first nine months of 2008.
Leasing revenues for the first nine months of 2009 were $236.6 million compared to $235.7 million in the first nine months of 2008. Adjusted EBITDA (2), including principal payments on finance leases, was $211.9 million for the first nine months of 2009 versus $231.7 million in the same period last year.
Adjusted Net Income (3), excluding gains on debt extinguishment and unrealized gains / losses on interest rate swaps, was $31.9 million for the first nine months of 2009, compared to $53.2 million in the prior year period. Adjusted Net Income per fully diluted common share was $1.02 in the first nine months of 2009, versus $1.62 per fully diluted common share in the prior year period.
Reported net income for the first nine months of 2009 was $55.6 million, versus net income of $51.1 million, in the prior year period. Net income per fully diluted common share was $1.78 for the first nine months of 2009, versus net income per fully diluted common share of $1.56 in the first nine months of 2008.
During the second quarter of 2009, the Company repurchased a portion of its Asset Backed Series 2006-1 Term Notes and recorded a gain on debt extinguishment of $14.1 million.
Outlook
Mr. Sondey continued, “Containerized trade volumes typically decrease as we head into the fourth quarter of the year, and we expect trade volumes to come under pressure as the peak season for dry containers ends. However, early indications are that trade volumes, leasing demand and our utilization should hold up reasonably well through the end of the year. In addition, another vintage year of containers will reach the end of its depreciable life in November. Overall, we expect our financial performance in the fourth quarter to remain steady or improve slightly from the third quarter level.”
“As we head into 2010, we expect to increasingly benefit from an improved relationship between the global supply and demand for containers, especially after we pass through the seasonally-slow first quarter. New container purchases have been extremely limited this year, and we expect purchases to remain at a low level until existing container inventories are more fully utilized. Container disposals have remained near their historic levels this year, and we estimate that global container capacity has been shrinking at an annual rate of 4-6% since the fourth quarter of 2008. As a result, we should not need global containerized trade volumes to fully recover to their pre-crisis levels before we see the container supply and demand situation and our utilization improve significantly.”

“The main risk we continue to see to our outlook is the possibility that one of our major customers ceases operations and defaults on our leases. Excess vessel capacity has caused the freight rates our customers receive to decrease significantly this year, and many shipping lines reported large losses for the first half of 2009. While trade volumes improved in the third quarter, the market environment facing our customers remains extremely challenging, and excess vessel capacity is likely to persist for some time due to the large order book for new vessels. Our credit and collections performance has been strong so far this year, but default risk will remain a major concern for us until trade volumes, vessel utilization and freight rates return closer to normal levels.”
Dividend
TAL’s Board of Directors has approved and declared a $0.01 per share quarterly cash dividend on its issued and outstanding common stock, payable on December 22, 2009 to shareholders of record at the close of business on December 1, 2009.
Investors’ Webcast
TAL will hold a Webcast at 9 a.m. (New York time) on Wednesday, November 4, 2009 to discuss its fiscal third quarter results. An archive of the Webcast will be available one hour after the live call through Friday November 27, 2009. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.
About TAL International Group, Inc.
TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 19 offices in 11 countries and approximately 197 third party container depot facilities in 36 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL’s fleet consists of approximately 705,000 containers and related equipment representing approximately 1,145,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.
Contact
Jeffrey Casucci
Vice President
Treasury and Investor Relations
(914) 697-2900
Important Cautionary Information Regarding Forward-Looking Statements
Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 3, 2009.
The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of adjusted pre-tax income is outlined in the attached schedules.
(2) Adjusted EBITDA is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of Adjusted EBITDA is outlined in the attached schedules.
(3) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of adjusted net income is outlined in the attached schedules.
(1)(2)(3) Please see page 7 for a detailed reconciliation of these financial measurements.
-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	September 30,	December 31,
	2009	2008
ASSETS:	(Unaudited)
Leasing equipment, net of accumulated depreciation and allowances of $403,067 and $352,089	$1,387,498	$1,535,483
Net investment in finance leases, net of allowances of $1,626 and $1,420	202,644	196,490
Equipment held for sale	43,570	32,549

Revenue earning assets	1,633,712	1,764,522

Cash and cash equivalents (including restricted cash of $14,171 and $16,160)	61,243	56,958
Accounts receivable, net of allowances of $715 and $807	33,330	42,335
Leasehold improvements and other fixed assets, net of accumulated depreciation and amortization of $5,007 and $4,181	1,068	1,832
Goodwill	71,898	71,898
Deferred financing costs	7,652	8,462
Other assets	7,204	8,540
Fair value of derivative instruments	1,542	951

Total assets	$1,817,649	$1,955,498

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Equipment purchases payable	$2,212	$27,224
Fair value of derivative instruments	73,141	95,224
Accounts payable and other accrued expenses	38,350	43,978
Deferred income tax liability	104,144	73,565
Debt	1,195,542	1,351,036

Total liabilities	1,413,389	1,591,027

Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 33,592,066 and 33,485,816 shares issued respectively	33	33
Treasury stock, at cost, 2,905,381 and 1,055,479 shares, respectively	(36,233)	(20,126)
Additional paid-in capital	397,639	396,478
Accumulated earnings (deficit)	42,542	(12,090)
Accumulated other comprehensive income	279	176

Total stockholders’ equity	404,260	364,471

Total liabilities and stockholders’ equity	$1,817,649	$1,955,498

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Operations
(Dollars and shares in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenues:
Leasing revenues:
Operating leases	$69,088	$74,967	$221,112	$220,201
Finance leases	5,096	5,412	15,524	15,460

Total leasing revenues	74,184	80,379	236,636	235,661
Equipment trading revenue	7,869	26,098	33,704	72,802
Management fee income	675	855	2,013	2,362
Other revenues	188	355	777	1,118

Total revenues	82,916	107,687	273,130	311,943

Operating expenses (income):
Equipment trading expenses	7,578	22,972	31,935	64,284
Direct operating expenses	9,134	6,207	28,600	20,614
Administrative expenses	9,192	12,434	30,577	34,066
Depreciation and amortization	29,380	28,149	87,843	82,322
(Reversal) provision for doubtful accounts	(15)	1,859	383	2,062
Net (gain) on sale of leasing equipment	(1,058)	(7,563)	(7,102)	(18,059)
Net (gain) on sale of container portfolios	(185)	(2,789)	(185)	(2,789)

Total operating expenses	54,026	61,269	172,051	182,500

Operating income	28,890	46,418	101,079	129,443

Other expenses (income):
Interest and debt expense	17,024	16,528	51,505	47,058
(Gain) on debt extinguishment	—	—	(14,130)	—
Unrealized loss (gain) on interest rate swaps	6,935	7,371	(22,583)	3,273

Total other expenses	23,959	23,899	14,792	50,331

Income before income taxes	4,931	22,519	86,287	79,112
Income tax expense	1,755	7,985	30,718	28,053

Net income	$3,176	$14,534	$55,569	$51,059

Net income per common share — Basic	$0.10	$0.45	$1.78	$1.57

Net income per common share — Diluted	$0.10	$0.44	$1.78	$1.56

Weighted average number of common shares outstanding — Basic	30,621	32,580	31,226	32,599
Weighted average number of common shares outstanding — Diluted	30,700	32,763	31,263	32,769

Cash dividends paid per common share	$0.01	$0.4125	$0.03	$1.20

Non-GAAP Financial Measures
     We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted Pre-tax Income”, and “Adjusted Net Income” throughout this press release. EBITDA is defined as net income before interest and debt expense, income tax expense and depreciation and amortization, and excludes gains on debt extinguishments and unrealized gains /losses on interest rate swaps. Adjusted EBITDA is defined as EBITDA plus principal payments on finance leases.
     Adjusted Pre-tax Income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Pre-tax Income excludes gains on debt extinguishments and unrealized gains / losses on interest rate swaps. Adjusted Net Income is defined as net income further adjusted for the items discussed above, net of income tax.
     EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income, or net cash from operating activities.
     We believe that EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are useful to an investor in evaluating our operating performance because:
     — these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, gains on debt extinguishments and unrealized gains / losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;
     — these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and
     — these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.
     We have provided reconciliations of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and nine months ended September 30, 2009 and 2008.
     Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable GAAP measures to Adjusted Pre-tax Income and Adjusted Net Income in the tables below for the three and nine months ended September 30, 2009 and 2008.

TAL INTERNATIONAL GROUP, INC.
Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA
(Dollars in Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income	$3,176	$14,534	$55,569	$51,059
Add (subtract):
Depreciation and amortization	29,380	28,149	87,843	82,322
Interest and debt expense	17,024	16,528	51,505	47,058
Income tax expense	1,755	7,985	30,718	28,053
(Gain) on debt extinguishment	—	—	(14,130)	—
Unrealized loss (gain) on interest rate swaps	6,935	7,371	(22,583)	3,273

EBITDA	58,270	74,567	188,922	211,765
Add:
Principal payments on finance leases	7,775	7,106	22,931	19,938

Adjusted EBITDA	$66,045	$81,673	$211,853	$231,703

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income

(Dollars in Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Income before income taxes	$4,931	$22,519	$86,287	$79,112
Add (subtract):
(Gain) on debt extinguishment	—	—	(14,130)	—
Unrealized loss (gain) on interest rate swaps	6,935	7,371	(22,583)	3,273

Adjusted pre-tax income	$11,866	$29,890	$49,574	$82,385

Net income	$3,176	$14,534	$55,569	$51,059
Add (subtract)(a):
(Gain) on debt extinguishment	—	—	(9,100)	—
Unrealized loss (gain) on interest rate swaps	4,466	4,757	(14,543)	2,112

Adjusted net income	$7,642	$19,291	$31,926	$53,171

(a)      All net income adjustments are reflected net of income taxes.